Exhibit 10.1
CHANGE IN CONTROL AGREEMENT
     THIS AGREEMENT dated as of April 16, 2007 is made by and between EntreMed, Inc. (the “Company”) and _____________ (the “Executive”).
     WHEREAS the Company considers it essential to its best interests and to the best interests of its stockholders to foster the continuous employment of its key management personnel; and
     WHEREAS the Company recognizes that the possibility of a Change in Control (as defined in Section 8.5 hereof) exists, as in the case of any publicly-held corporation, and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and
     WHEREAS the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
     1. Defined Terms. Definitions of certain capitalized terms used in this Agreement are provided in Section 8 and elsewhere in this Agreement.
     2. Term of Agreement. This Agreement shall become effective on the date hereof and shall remain in effect indefinitely thereafter; provided, however, that (a) except as provided in clause (b) of this sentence, either the Company or the Executive may terminate this Agreement by giving the other party at least one (1) year advance written notice of such termination, and (b) if a Change in Control shall have occurred during the term of this Agreement, this Agreement may not be terminated until all obligations of either party hereto have been performed in full and the Coverage Period has expired without the occurrence of a Triggering Event. Notwithstanding the foregoing, this Agreement shall terminate upon the Executive’s Disability or death, except as to obligations of the Company hereunder arising from a Change in Control and/or a termination of the Executive’s employment that, in either case, occurred prior to the Executive’s Disability or death.
     3. Agreement of the Company. In order to induce the Executive to remain in the employ of the Company, the Company agrees, under the terms and conditions set forth herein, that, upon the occurrence of both a Change in Control and a Triggering Event during the term of this Agreement, the Company shall provide to the Executive the payments and benefits described in this Section 3 (the “Severance Benefits”).
     3.1 Severance Payment. In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive a lump sum severance payment, in cash, without discount, equal to the sum of (a) the product of (x)

___ months and (y) the Executive’s Monthly Base Salary and (b) the Executive’s Average Bonus.
     3.2 Pro Rata Current Year Bonus. The Company shall pay to the Executive a pro rata portion of the Executive’s current year bonus equal to the product of (a) the Current Year Bonus and (b) a fraction, the numerator of which is the number of days in the fiscal year prior to the occurrence of both a Change in Control and a Triggering Event, and the denominator of which is the total number of days in such fiscal year. For purposes of this Agreement, “Current Year Bonus” means the. greater of (x) the current percentage of annual base salary to which the Executive would have been entitled for the fiscal year that includes the Date of Termination under any bonus plan or program then in effect or (y) ___ percent of the Executive’s current base salary.
     3.3 Reimbursement for COBRA Premiums. If the Executive elects to receive continued coverage under the Company’s group health plans(s) after the Date of Termination pursuant Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code (COBRA), the Company shall pay or promptly reimburse Executive for the cost of required premiums payable by the Executive for such Coverage during the period of such coverage, but not for a period extending beyond ___ months after the Date of Termination.
     3.4 Accrued Compensation and Other Benefits. To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive his or her Accrued Compensation and any other benefits to which the Executive is entitled.
     4. Limitations on Payments and Benefits. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however that the reduction provided for the by the foregoing provisions of this Section 4 shall apply and be made only if (a) the net amount of such Total Benefits, as so reduced (and after deduction of the net amount of federal, state and local income taxes and FICA and Medicare taxes on such reduced Total Benefits), is greater than (b) the excess of (i) the net amount of such Total Benefits, without reduction (but after deduction of the net amount of federal, state and local income taxes and FICA and Medicare taxes on such Total Benefits), over (ii) the amount of Excise Tax to which the Executive would be subject in respect of such Total Benefits. All determinations required to be made under this Section 4 shall be made by tax counsel selected by the Company and reasonably acceptable to the Executive (“Tax Counsel”), which determinations shall be conclusive and binding on the Executive and the Company absent manifest error. All fees and expenses of Tax Counsel shall be borne solely by the Company. Prior to any reduction in the Executive’s Total Benefits pursuant to this Section 4, (a) Tax Counsel shall provide the Executive and the Company with a report setting forth its calculations and containing related supporting information, and (b) the Executive shall be entitled to specify which component(s) of the Total Benefits shall be reduced in order to comply with the terms of this Section 4.

     5. Timing of Payments. The payments provided for in Sections 3.1 and 3.2 shall be made on the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from the Date of Termination to the payment of such remainder) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from the Date of Termination to the repayment of such excess).
     6. Termination Procedures.
     6.1 Notice of Termination. After a Change in Control, any termination of the Executive’s employment (other than by reason of death) must be preceded by a written Notice of Termination from the terminating party to the other party hereto in accordance with Section 7.6 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall (a) specify the date of termination (the “Date of Termination”) which shall not be more than sixty (60) days from the date such Notice of Termination is given, (b) indicate the notifying party’s opinion regarding the specific provisions of this Agreement that will apply upon such termination and (c) set forth in reasonable detail the facts and circumstances claimed to provide a basis for the application of the provisions indicated. Termination of the Executive’s employment shall occur on the specified Date of Termination even if there is a dispute between the parties relating to the provisions of this Agreement applicable to such termination.
     6.2 Dispute Concerning Applicable Termination Provisions. If within thirty (30) days of receiving the Notice of Termination the party receiving such notice notifies the other party that a dispute exists concerning the provisions of this Agreement that apply to such termination, the dispute shall be resolved either by mutual written agreement of the parties or by expedited commercial arbitration under the rules of the American Arbitration Association. The parties shall pursue the resolution of such dispute with reasonable diligence. Within five (5) days of such a resolution, any party owing any payments pursuant to the provisions of this Agreement shall make all such payments together with interest accrued thereon at the rate provided in Section 1274(b)(2)(B) of the Code.
     7. Miscellaneous.
     7.1 Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent required to comply with Section 409A of the Code, any payment of deferred compensation (within the meaning of Section 409A of the Code) hereunder on account of the Executive’s separation from service (within the meaning of Section 409A of the Code) shall not be paid before the date that is six months after the date of the separation from service (or, if earlier, the Executive’s death). Any payment(s), benefits and streams of payments and benefits to the Executive which would have commenced during such six-month period shall commence on the first day following the end of such period and the term over which any stream of payments or benefits shall be made shall run from the delayed commencement date for its full term such that the delayed commencement shall not shorten the term over which any payments or benefits hereunder are provided. The Executive and the Company will cooperate in good faith in making such amendments to this Agreement, if any, as may be necessary or appropriate in order for the payments and benefits to which the Executive is entitled hereunder to comply with Section 409A of the Code.
     7.2 No Mitigation. The Company agrees that, if the Executive’s employment by the Company is terminated in a manner that results in the payment of Severance Benefits hereunder, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for under this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
     7.3 Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company shall be obligated to require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; in the event of such a succession, references to the “Company” herein shall thereafter be deemed to include such successor. Failure of the Company to obtain such assumption and agreement at or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment and thereafter to receive Severance Benefits, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.
     7.4 Incompetency. Any benefit payable to or for the benefit of the Executive, if legally incompetent, or incapable of giving a receipt therefor, shall be deemed paid when paid to the Executive’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company.
     7.5 Death. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     7.6 Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
EntreMed, Inc.
9640 Medical Center Drive,
Rockville, Maryland 20850
Attention: Director of Human Resources
To the Executive:
__________________
c/o EntreMed, Inc.
9640 Medical Center Drive,
Rockville, Maryland 20850
     7.7 Modification, Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board or its delegee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     7.8 Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
     7.9 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland without regard to principles of conflicts of laws thereof.
     7.10 Statutory Changes. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.
     7.11 Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.
     7.12 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     7.13 No Right to Continued Employment. Nothing in this Agreement shall be deemed to give any Executive the right to be retained in the employ of the Company, or to interfere with the right of the Company to discharge the Executive at any time and for any lawful reason, subject in all cases to the terms of this Agreement.

     7.14 No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of any Executive under the Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Executive under this Agreement shall be liable for, or subject to, any obligation or liability of such Executive.
     7.15 No Duplication of Benefits. Notwithstanding any other provision of this Agreement to the contrary, if the Company is obligated by law or by contract (other than under this Agreement), to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company is obligated by law or by contract to provide advance notice of separation (“Notice Period”), then any Severance Benefits hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any pay received with respect to any Notice Period. To the extent that the Executive is entitled to a severance payment, pro rata current year bonus, and/or reimbursement for COBRA premiums under Section 3 of this Agreement, the Executive shall not receive payment of such amounts pursuant to Section 8(d) of the Executive’s Employment Agreement, as it may be amended from time to time or any other employment or severance agreement entered into between the Executive and the Company.
     7.16 Nondisclosure. During the Executive’s employment with the Company and thereafter, the Executive shall not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, other than (i) information that is generally known in the Company’s industry or acquired from public sources, (ii) as required in the course of such employment, (iii) as required by any court, supervisory authority, administrative agency or applicable law, or (iv) with the prior written consent of the Company.
     7.17 Headings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.
     8. Definitions.
     8.1 “Accrued Compensation” means all amounts of compensation for services rendered by the Executive to the Company or any affiliate that have been earned or accrued through the Date of Termination but that have not been paid as of the Date of Termination, including (i) base salary, (ii) reimbursement (in accordance with the Company’s expense reimbursement policy) for reasonable and necessary business expenses incurred by the Executive on behalf of the Company during the period ending on the Date of Termination, and (iii) vacation pay.
     8.2 “Average Bonus” means the average of the two most recent annual bonuses paid to the Executive by the Company.
     8.3 “Board” means the Board of Directors of the Company.
     8.4 “Cause” shall mean the Executive’s:

          (a) refusal to perform any material duties reasonably required of the Executive by the Board (other than by reason of Disability), after reasonable demand for substantial performance is delivered by or on behalf of the Board specifically identifying the manner in which the Board believes the Executive has not performed his or her duties;
          (b) conviction involving personal dishonesty or moral turpitude;
          (c) perpetration of a dishonest act against or breach of fiduciary duty toward the Company;
          (d) willful act or omission that is injurious in any material respect to the financial condition or business reputation of the Company; or
          (e) habitual drunkenness or drug addiction.
     8.5 A “Change in Control” shall mean:
          (a) any Person or Persons acting together, excluding the employee benefit plans of the Company, acquire or become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly of securities of the Company representing fifty one percent (51%) or more of the combined voting power of the Company’s then outstanding securities;
          (b) the Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company ( a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (A) the Company’s outstanding securities, (B) the surviving entity’s outstanding securities or (C) in the case of a division, the outstanding securities of each entity resulting from the division;
          (c) the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company or the Company consummates the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets; or
          (d) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.
     8.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     8.7 “Coverage Period” means the period commencing on the date on which a Change in Control occurs and ending on the second anniversary date thereof.

     8.8 “Date of Termination” has the meaning assigned to such term in Section 6.1 hereof.
     8.9 “Disability” means the Executive’s total and permanent disability under the Company’s long-term disability plan or policy applicable to the Executive such that the Executive becomes eligible to receive long-term disability benefits thereunder.
     8.10 “Employment Agreement” means that certain Employment Agreement entered into by and between the Company and the Executive, dated June 15, 2004.
     8.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     8.12 “Excise Tax” has the meaning assigned to such term in Section 4 hereof.
     8.13 “Good Reason” means the occurrence during the Coverage Period of any of the following events:
          (a) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position, authority, duties or responsibilities immediately prior to the Change in Control or any other action by the Company which results in a diminution in any material respect in such position, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of written notice thereof given by the Executive;
          (b) a reduction by the Company in the Executive’s annual base salary as in effect on the date hereof, unless such change was applicable to all senior executives of the Company;
          (c) the Company’s requiring the Executive to be based at any office or location that is more than fifty (50) miles from the Executive’s office or location as of immediately prior to the Change in Control;
          (d) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, life insurance, medical, health and accident, disability or other welfare plans in which the Executive was participating as of immediately prior to the Change in Control, unless such change was applicable to all senior executives of the Company;
          (e) the failure by the Company to pay to the Executive any deferred compensation when due under any deferred compensation plan or agreement applicable to the Executive; or
          (f) the failure by the Company to honor in any material respect the terms and provisions of this Agreement.

     8.14 “Monthly Base Salary” means the greater of one twelfth of (a) the Executive’s highest annual base salary in effect during the one (1) year period preceding a Change in Control or (b) the Executive’s highest annual base salary in effect during the one (1) year period preceding the Executive’s Date of Termination.
     8.15 “Notice of Termination” shall have the meaning assigned to such term in Section 6.1 hereof.
     8.16 “Notice Period” has the meaning assigned to such term in Section 7.15 hereof.
     8.17 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act and shall also include any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
     8.18 “Severance Benefits” has the meaning assigned to such term in Section 3 hereof.
     8.19 “Tax Counsel” has the meaning assigned to such term in Section 4 hereof.
     8.20 “Total Benefits” has the meaning assigned to such term in Section 4 hereof.
     8.21 “Triggering Event” means (a) the termination of the Executive’s employment by the Company at any time during the Coverage Period, other than a termination for Cause or a termination due to the Executive’s Disability or death or (b) a termination of the Executive’s employment by the Executive at any time during the Coverage Period for Good Reason upon thirty (30) days prior written notice to the Company setting forth such Good Reason.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer, thereunto duly authorized, and the Executive has executed this Agreement, all as of the day and year first above written.

ENTREMED, INC.
By:
Name:
Title:

EXECUTIVE:
By:
Name: